Exhibit 5.1

September 21, 2011

Marathon Petroleum Corporation

539 South Main Street

Findlay, Ohio 45840-3229

Re:	Registration Statement on Form S-4 of Marathon Petroleum Corporation
Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as counsel to Marathon Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) which relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $750,000,000 aggregate principal amount of 3 1/2% Senior Notes Due 2016 (the “2016 Senior Notes”), up to $1,000,000,000 aggregate principal amount of 5 1/8% Senior Notes Due 2021 (the “2021 Senior Notes”) and up to $1,250,000,000 aggregate principal amount 6 1/2% Senior Notes Due 2041 (the “2041 Senior Notes,” and together with the 2016 Senior Notes and 2021 Senior Notes, the “Exchange Notes”), which Exchange Notes have been registered under the Securities Act of 1933 (the “Securities Act”), for an equal principal amount of the Company’s outstanding 3 1/2% Senior Notes Due 2016, 5 1/8% Senior Notes Due 2021 and 6 1/2% Senior Notes Due 2041, respectively, which were issued in private offerings on February 1, 2011 (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture (the “Indenture”), dated as of February 1, 2011, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.

For purposes of the opinion expressed herein, we have assumed that the Trustee has authorized, executed and delivered the Indenture, and that the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or

Marathon Petroleum Corporation

September 21, 2011

affecting creditors’ rights and remedies generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinion expressed herein is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of any other laws of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day